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                      AMENDED ARTICLES OF INCORPORATION OF

                    COUNTRY INVESTORS LIFE ASSURANCE COMPANY


Arnold Dutcher
Acting Director of Insurance
State of Illinois
Springfield, Illinois


     We, the undersigned, for the purpose of amending the Articles of Incorporation (Charter) of the herein named Corporation, and pursuant to the provisions of Section 29 of the "Illinois Insurance Code" of the State of Illinois, hereby execute the following Articles of Amendment, restating its Articles of Incorporation, as amended, to-wit:

                                    ARTICLE I

     The name by which this corporation shall be known is

                    COUNTRY INVESTORS LIFE ASSURANCE COMPANY.


                                   ARTICLE II

     The principal office of the company shall be located in Bloomington, Illinois.


                                   ARTICLE III

     The duration of the company shall be perpetual.


                                   ARTICLE IV

     The class of insurance business in which the company proposes to engage is Class 1 of Section 4 of the "Illinois Insurance Code" and the kind of insurance in such class which it proposes to write is:

          (a)  Life Insurance being:

               Insurance on the lives of persons and every insurance appertaining thereto or connected therewith and granting, purchasing or disposing of annuities. Policies of life or endowment insurance or annuity contracts or contracts supplemental thereto which contain provisions for additional benefits in case of death by accidental means and provisions operating to safeguard such policies or contracts against lapse or to give a special surrender value, or special benefit, or an annuity, in the event, that the insured or annuitant shall become totally and permanently

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               disabled as defined by the policy or contract, shall be deemed to be policies of life or endowment insurance or annuity contracts.

          (b)  Accident and Health Insurance, being:

               Insurance against bodily injury, disablement or death by accident and against disablement resulting from sickness or old age and every insurance appertaining thereto.

         (c)   Legal Expense Insurance, being:

               Insurance which involves the assumption of a contractual obligation to reimburse the beneficiary against or pay on behalf of the beneficiary, all or a portion of his fees, costs, or expenses related to or arising out of services performed by or under the supervision of an attorney licensed to practice in the jurisdiction wherein the services are performed, regardless of whether the payment is made by the beneficiaries individually or by a third person for them, but does not include the provision of or reimbursement for legal services incidental to other insurance coverages.

                                    ARTICLE V

     The corporate powers of the company shall be exercised by a Board of Directors of not less than three (3) nor more than twenty-one (21) natural persons who are stockholders unless the corporation is a wholly-owned subsidiary and at least three of whom are residents and citizens of the State of Illinois. The first Board of Directors shall be elected at the first meeting of stockholders. Thereafter, directors shall be elected at each annual meeting of the stockholders for a term of one year and until their successors are elected and qualified. In all elections for directors, each stockholder shall have the right to vote in person or by proxy, as provided by the Bylaws, the number of shares owned by him, for as many persons as there are directors to be elected, or to cumulate his shares, and give one candidate as many votes as the number of directors multiplied by the number of his shares equals, or to distribute them on the same principle among as many candidates as he thinks fit, and directors shall not be elected in any other manner.

                                   ARTICLE VI

     Any vacancy occurring in the Board of Directors and any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or at a special meeting of stockholders called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.


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                                   ARTICLE VII

     The amount of the authorized capital of the company shall be $15,000,000; the aggregate number of shares of common stock which the corporation shall have authority to issue shall be 200,000 shares of the par value of $75.00 per share.

     The Board of Directors shall have the power, by appropriate resolution, to authorize the issuance and sale, from time to time, of all or any part of the authorized but unissued shares of common stock pursuant to permits issued from time to time by the Director of Insurance of the State of Illinois.

                                  ARTICLE VIII

     Dividends upon the common stock of the company may be paid from earned surplus when and as from time to time the same shall be declared by the Board of Directors. Dividends shall not be cumulative but shall only be paid when earned surplus is available and dividends are declared. Dividends shall be ratable in proportion to the number of shares of common stock issued and outstanding. No dividend shall be declared or paid which would reduce the company's surplus to less than the minimum required by any applicable statute.

                                   ARTICLE IX

     The names and addresses of the incorporators are as follows:

          Harold B. Steele, Rt. 2, Princeton, Illinois 61356
          Duane L. Miller, 7 Kenyon Court, Bloomington, Illinois 61701 Robert W. Weldon, 1305 Baugh Drive, Normal, Illinois, 61761

     IN WITNESS WHEREOF, the undersigned have executed these restated Articles of Incorporation for the purpose of amending said Articles, proceeding pursuant to Section 29 of the "Illinois Insurance Code" of the State of Illinois, this 22nd day of July, 1998.


(Corporate Seal)

                                       /s/  Ronald R. Warfield
                                      -----------------------------
                                      Ronald R. Warfield, President

ATTEST


/s/  Kenneth G. McMillan
------------------------
Secretary